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                                                                    Exhibit 23.2

                          Independent Auditors' Consent

The Board of Directors
TenFold Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-79053 and 333-55910) on Form S-8 of TenFold Corporation, of our report dated April 4, 2002, with respect to the consolidated balance sheet of TenFold Corporation and subsidiaries as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2001, and related consolidated financial statement schedule, which report appears in the December 31, 2002, annual report on Form 10-K of TenFold Corporation.

Our report dated April 4, 2002, contains an explanatory paragraph that states that the Company suffered a significant loss from operations during the year ended December 31, 2001, has a substantial deficit in working capital and stockholders' equity at December 31, 2001, had negative cash flows from operations for the year ended December 31, 2001 and is involved in significant legal proceedings that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and related financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

March 31, 2003